                                                                    EXHIBIT 12

                               CHEMED CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (IN THOUSANDS, EXCEPT RATIOS)

                                                                    2000          2001          2002         2003         2004
                                                                  --------      --------      --------     --------     --------
Pretax income/(loss) from continuing operations before equity
     in earnings/(loss) of affiliate                              $ 27,358      $(15,478)     $ 17,140     $ 16,446     $ 37,087

Additions:
     Fixed charges                                                  11,891        12,642         5,621        4,801       28,597
     Amortization of capitalized interest                               71          --            --           --              1

Deductions:
     Capitalized interest                                             (500)         --            --           --            (72)
                                                                  --------      --------      --------     --------     --------

          Adjusted income/ (loss)                                 $ 38,820      $ (2,836)     $ 22,761     $ 21,247     $ 65,613
                                                                  ========      ========      ========     ========     ========

Fixed Charges:
     Interest expense                                             $  7,933      $  6,537      $  4,007     $  3,211     $ 21,167
     Capitalized interest                                              500          --            --           --             72
     Interest component of rental expense                            3,458         3,488         1,614        1,590        4,028
     Loss on extinguishment of debt (a), (b)                          --           2,617          --           --          3,330
                                                                  --------      --------      --------     --------     --------

          Fixed charges                                           $ 11,891      $ 12,642      $  5,621     $  4,801     $ 28,597
                                                                  ========      ========      ========     ========     ========

Ratio of earnings to fixed charges (c)                                 3.3 x        n.a.           4.0 x        4.4 x        2.3 x
                                                                  ========      ========      ========     ========     ========

Additional earnings needed to achieve 1:1 ratio coverage (d)          n.a.        15,478          n.a.         n.a.         n.a.
                                                                  ========      ========      ========     ========     ========


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     (a)  The year ended December 31, 2001 includes interest penalties related to the prepayment of the Company's 8.15% senior notes due 2002 through 2004 and its 10.67% senior notes due 2002 through 2003.

     (b) The year ended December 31, 2004 includes interest penalties related to the retirement of the Company's 7.31% senior notes due 2005 through 2009. Refer to Note 12 in the Notes to Financial Statements for further discussion.

     (c) For purposes of computing the ratio of earnings to fixed charges, pretax income/ (loss) from continuing operations before equity in earnings/ (loss) of affiliate has been added to fixed charges and adjusted for capitalized interest to derive adjusted income/ (loss). Fixed charges consist of interest expense on debt (including the amortization of deferred financing costs), capitalized interest, prepayment penalties on the early extinguishment of debt and one-third (the proportion deemed representative of the interest component) of rental expense. Fixed charge amounts include interest from both continuing and discontinued operations.

     (d) In the year ended December 31, 2001 earnings were insufficient to cover fixed charges. Additional earnings of $15,478,000 must be generated to achieve a coverage ratio of 1:1.